UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 11, 2015

Venaxis, Inc.
(Exact name of Registrant as specified in its charter)

Colorado	001-33675	84-1553387
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1585 South Perry Street Castle Rock, Colorado	80104
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(303) 794-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Incentive Plan Awards
On February 11, 2015, the Board of Directors (the "Board") of Venaxis, Inc. (the "Company") approved the payment of 2014 cash incentive awards for the named executive officers of the Company.  The Board approval followed the recommendation of the Compensation Committee of the Board.  The cash incentive awards were paid based upon the achievement of corporate and individual goals for the named executive officers that were established by the Board in March 2014 (the "2014 Incentive Plan").
The corporate goals under the 2014 Incentive Plan were based on timely submission of the 510(k) application for APPY1, advances in securing distribution agreements in Europe, successful fund raising and designated product milestones.  The individual goals were specific to the position responsibilities of the named executive officers.  For 2014, the corporate goals were achieved at 112% of target, which reflects achievement of target goals at 100% and achievement of "stretch" goals at 12%. Based on these achievements, the Company's named executive officers received the following cash bonuses for 2014: Steven T. Lundy, $183,398, Donald R. Hurd, $82,086 and Jeffrey G. McGonegal, $92,347.
Resignation of Executive Officer
As announced on February 13, 2015, Donald R. Hurd resigned as Senior Vice President and Chief Commercial Officer of the Company effective as of February 22, 2015.  As a result of such resignation, Mr. Hurd's Employment Agreement, dated as of May 23, 2012, with the Company was terminated.
Mr. Hurd entered into a Severance and Release Agreement with the Company, and into a Consulting Agreement under which he will provide services to the Company through December 31, 2015, unless earlier terminated by either party.  The consideration to be paid by the Company for services under the Consulting Agreement will not exceed $154,000, with $40,000 of such amount contingent upon achieving certain business results.  The Severance and Release Agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01.  Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description

10.1	Severance and Release Agreement made as of February 23, 2015, between the Registrant and Donald R. Hurd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Venaxis, Inc. (Registrant)
February 18, 2015	By:	/s/ Jeffrey G. McGonegal
		Name:	Jeffrey G. McGonegal
		Title:	Chief Financial Officer